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                                                            EXHIBITS 5 AND 23(A)

                                          May 8, 1996

Interleaf, Inc.
Prospect Place
9 Hillside Avenue
Waltham, MA 02154

Gentlemen:

    I have assisted in the preparation of a Registration Statement on Form S-3 to be filed with the Securities and Exchange Commission (the "Registration Statement"), relating to 450,000 shares of Common Stock, $.01 par value per share (the "Shares"), of Interleaf, Inc., a Massachusetts corporation (the "Company"), issuable to David and Lisa Allman, and Lee Fields, pursuant to a certain agreement with the Company ("Agreement").

    I have examined (i) the Restated Articles of Organization and By-laws of the Company and all amendments thereto, (ii) the Agreement, and (iii) such records of meetings of the directors and stockholders of the Company, documents and other instruments as in my judgement are necessary or appropriate to enable me to render the opinion expressed below.

    In my examination of the foregoing documents, I have assumed the genuineness of all signatures and the authenticity of all documents submitted to me as originals, the conformity to original documents of all documents submitted to me as certified or photostatic copies, and the authenticity of the originals of such latter documents.

    Based upon the foregoing, I am of the opinion that the Shares have been duly authorized for issuance and, when issued in accordance with the terms of the Agreement against payment therefor, will be legally issued, fully paid and nonassessable.

    I hereby consent to the use of my name in the Registration Statement and consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement.

                                          Very truly yours,

                                                    /s/ JOHN K. HYVNAR

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                                                   John K. Hyvnar, Esq.
                                                     GENERAL COUNSEL